Exhibit 99.1

Contact:
SeaBright Insurance Holdings, Inc. 2101 4th Avenue Suite 1600 Seattle, WA 98121	SeaBright Insurance Holdings, Inc. Joseph S. De Vita Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Third Quarter 2006 Results

Q3 Revenue Increased 19.2% Year-Over-Year
Q3 Net Income Increased 79.5% Year-Over-Year

Seattle, WA – October 24, 2006 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced results for the third quarter ended September 30, 2006.

For the third quarter of 2006, net income increased to $9.1 million or $0.44 per diluted share compared to net income of $5.1 million or $0.30 per diluted share for the same period in 2005. Through September 30, 2006, net income was $24.4 million or $1.21 per diluted share compared to $12.0 million or $0.75 per diluted share in the same period in 2005. Net income for the three months and nine months ended September 30, 2006 included a one-time pre-tax charge of $305,000 related to a legal settlement.

Total revenue for the third quarter increased 19.2% to $52.8 million versus $44.3 million in the year-earlier period. Through September 30, 2006 total revenue increased 23.6% to $147.8 million compared to $119.6 million for the same period in 2005. For the third quarter 2006, net premiums earned increased 17.4% to $47.8 million compared to $40.7 million for the same period in 2005. For the nine months ended September 30, 2006, net premiums earned increased 22.0% to $133.6 million compared to $109.5 million for the comparable period in 2005.

Loss and loss adjustment expense for the third quarter 2006 was $27.8 million versus $27.1 million in the same period in 2005. The net loss and loss adjustment expense ratio for the third quarter of 2006 was 57.2% compared to 65.3% in the same period of 2005. During the third quarter 2006, on a pre-tax basis, the Company recognized $3.5 million of favorable development in prior years’ loss reserve estimates, primarily for the 2005 accident year, to reflect a continuation of deflation trends in the paid loss data for recent accident years during the third quarter of 2006.

For the nine months ended September 30, 2006, the loss and loss adjustment expenses was $78.3 million versus $74.4 million in the same period in 2005. The net loss and loss expense ratio was 57.4% for the nine months ended September 30, 2006 compared to 66.2% in the same period in 2005. For the nine months ended September 30, 2006, the company recognized $13.9 million in favorable development of prior years’ loss reserve estimates.

Total underwriting expenses for the third quarter 2006 were $9.7 million compared to $8.1 million in the prior year period. The net underwriting expense ratio for the third quarter was 20.2% compared to 19.7% in the same period in 2005. Total underwriting expenses for the nine months ended September 30, 2006 were $28.7 million compared to $23.1 million in the prior year period and the net underwriting expense ratio was 21.4% compared to 20.9% in the same period in 2005.

The net combined ratio for the third quarter of 2006 was 77.4% compared to 85.0% for the same period in 2005. For the nine months ended September 30, 2006, the net combined ratio was 78.8% compared to 87.1% for the same period in 2005.

Investment income for the third quarter was $4.0 million compared to $2.1 million for the same period in 2005. Through September 30, 2006 investment income was $10.8 million compared to $5.2 million for the same period in 2005. The growth in investment income was due to $57.6 million in proceeds from the follow on offering in January 2006, continued positive cash flow from operations and the higher interest rate environment.

Return on average equity in the nine months ended September 30, 2006 was 16.5% compared to 15.4% in the corresponding period in 2005.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “Our results in the third quarter benefited from continued deflationary trends in losses, higher investment earnings and premium growth, leading to improved net income. In the quarter, SeaBright instituted a number of tactical initiatives to enable us to compete more effectively in a softening market. These initiatives took favorable loss trends into account and reflected them in our pricing. We also increased the pace of our northeastern expansion while adding production-related talent to our regions. In response to decreased rates, we lowered our premium target risk size, which increased the flow of new business. Early results are promising as evidenced by our positive third quarter top- and bottom-line results.”

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, October 24, 2006 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Joseph S. De Vita, Senior Vice President and CFO, and Richard J. Gergasko, Executive Vice President – Operations. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Investor Relations” from the menu at the top of the page, and proceed to “Webcasts and Presentations.” The dial-in number for the conference call is (800) 289-0573. Please call at least five minutes before the scheduled start time.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2005 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 29, 2006, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three month and nine month periods ended September 30, 2006 and 2005 as well as selected balance sheet data as of September 30, 2006 and December 31, 2005. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before November 15, 2006.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Investment securities available for sale, at fair value	$372,310	$258,049
Equity securities available-for-sale, at fair value	–	3,054
Cash and cash equivalents	26,022	12,135
Accrued investment income	4,077	3,059
Premiums receivable, net of allowance	10,494	9,863
Deferred premiums	93,751	88,982
Federal income tax recoverable	1,114	62
Service income receivable	582	472
Reinsurance recoverables	14,019	14,375
Receivable under adverse development cover	3,352	3,352
Prepaid reinsurance	1,828	2,019
Property and equipment, net	1,088	870
Deferred federal income taxes, net	11,830	9,323
Deferred policy acquisition costs, net	12,060	10,299
Intangible assets, net	1,220	1,464
Goodwill	1,527	1,527
Other assets	8,630	8,370
Total assets	$563,904	$427,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$184,645	$142,211
Unearned premiums	88,751	86,863
Reinsurance funds withheld and balances payable	240	333
Premiums payable	2,078	3,101
Accrued expenses and other liabilities	36,330	27,089
Surplus notes	12,000	12,000
Total liabilities	324,044	271,597

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding - 20,549,400 shares at September 30, 2006
and 16,411,143 shares at December 31, 2005	205	164
Paid-in capital	190,121	131,485
Accumulated other comprehensive loss	(210)	(1,267)
Retained earnings	49,744	25,296
Total stockholders’ equity	239,860	155,678
Total liabilities and stockholders’ equity	$563,904	$427,275

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$47,819	$40,719	$133,576	$109,523
Net investment income	3,970	2,132	10,836	5,227
Net realized gain (loss)	(74)	(14)	(389)	48
Claims service income	497	523	1,553	1,799
Other service income	31	41	78	141
Other income	508	874	2,133	2,860
	52,751	44,275	147,787	119,598
Losses and expenses:
Loss and loss adjustment expenses	27,829	27,095	78,291	74,350
Underwriting, acquisition and insurance
expenses	9,704	8,058	28,666	23,074
Other expenses	2,179	1,411	5,703	4,642
	39,712	36,564	112,660	102,066
Income before federal income taxes	13,039	7,711	35,127	17,532
Federal income tax expense (benefit):
Current	4,521	3,049	13,755	9,208
Deferred	(579)	(405)	(3,076)	(3,667)
	3,942	2,644	10,679	5,541
Net income	$9,097	$5,067	$24,448	$11,991

Basic earnings per share	$0.45	$0.31	$1.23	$0.79
Diluted earnings per share	$0.44	$0.30	$1.21	$0.75

Weighted average basic shares outstanding	20,319,525	16,403,929	19,873,930	15,201,515
Weighted average diluted shares outstanding	20,686,161	16,703,313	20,269,730	16,007,576

Net loss ratio (2)	57.2%	65.3%	57.4%	66.2%
Net underwriting expense ratio (3)	20.2%	19.7%	21.4%	20.9%
Net combined ratio (4)	77.4%	85.0%	78.8%	87.1%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Gross premiums written	$42,826	$39,527	$149,888	$140,538
Net premiums written	39,028	33,444	137,991	122,637

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.